Exhibit 99.2

Armstrong World Industries Completes Spin-off of Armstrong Flooring, Inc.

LANCASTER, Pa., April 4, 2016 – Armstrong World Industries, Inc. (NYSE: AWI) announced today that it successfully completed its previously announced separation of Armstrong Flooring, Inc. (“AFI”) as an independent public company, trading on the New York Stock Exchange under the ticker symbol “AFI.”

Under the terms of the spin-off, AWI shareholders retained their AWI shares and received one AFI share for every two AWI shares held as of 5:00 p.m. EST on the March 21, 2016 record date for the distribution. Beginning today, AFI will commence “regular way” trading on the NYSE.

As a result of the separation, AWI is now made up of the Armstrong Building Products unit, which is the global leader in providing suspended ceiling solutions for use in renovation and new construction, both in commercial and residential spaces, with diverse end-use applications. In 2015, Armstrong Building Products generated approximately $1.3 billion of revenue. AWI will continue to strengthen its leadership position in key domestic and international end markets by leveraging recently completed investments in expanded sales and manufacturing capabilities. It is well-positioned with attractive opportunities for enhanced growth and margins. With 3,700 team members worldwide, AWI will operate 22 manufacturing facilities in eight countries including the Worthington Armstrong Venture.

AFI will continue to lead in the design, manufacture and sales of high-quality flooring products in North American and Asian markets. In 2015, Armstrong Flooring generated approximately $1.2 billion of revenue. Armstrong Flooring’s North American residential franchise is an innovation leader in vinyl, laminate and hardwood products. Its North American and international commercial businesses provide high performance resilient flooring products including vinyl sheet, linoleum, vinyl composition and luxury vinyl tile, with significant ongoing investments focused on LVT leadership. Armstrong Flooring will pursue these markets under the same trusted brands - which include Armstrong and Bruce - with the continued strategy to be customers’ preferred partner for flooring solutions. With 3,700 team members worldwide, AFI will operate 17 manufacturing facilities in three countries.

Evercore Group LLC acted as lead financial advisor to AWI and AFI in connection with the separation. Deutsche Bank also acted as an advisor to AWI and AFI in connection with the separation. Skadden, Arps, Slate, Meagher & Flom LLP acted as lead counsel in connection with the transaction. Morgan Lewis & Bockius LLP acted as Pennsylvania and financing counsel in connection with the transaction.

Source: Armstrong World Industries